                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, For Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material pursuant to Rule 14a-1(c) or rule 14a-12.

                      NEW MEXICO AND ARIZONA LAND COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                      NEW MEXICO AND ARIZONA LAND COMPANY
                       3033 NORTH 44TH STREET, SUITE 270
                             PHOENIX, ARIZONA 85018

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 8, 1998

To our Shareholders:

     We cordially invite you to the 1998 Annual Meeting of the Shareholders of New Mexico and Arizona Land Company (the "Company"), to be held at the Embassy Suites Phoenix -- Biltmore, 2630 East Camelback Road, Phoenix, Arizona 85016 on Friday, May 8, 1998 at 9:30 a.m., Arizona time for the following purposes:

     1. The election of Class B Directors;

     2. Approval of the 1997 Stock Incentive Plan; and

     3. The transaction of such other business as may properly come before the meeting.

     Shareholders of record at the close of business on March 27, 1998 are entitled to receive notice of, and to vote at, the meeting and any adjournment thereof. Additional copies of the Company's proxy materials may be obtained from the Company's Corporate Secretary.

                                          By order of the Board of Directors,

                                          R. RANDY STOLWORTHY
                                          President and Chief Executive Officer

Phoenix, Arizona
April 7, 1998

     MANY SHAREHOLDERS OWN LESS THAN 100 SHARES. ALL VOTES ARE IMPORTANT. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE SHARES ARE VOTED AT THE MEETING.

                      NEW MEXICO AND ARIZONA LAND COMPANY
                       3033 NORTH 44TH STREET, SUITE 270
                             PHOENIX, ARIZONA 85018

                                PROXY STATEMENT
                    MAILING DATE: ON OR ABOUT APRIL 15, 1998

                            ------------------------

                            VOTING AND OTHER MATTERS

     General. The enclosed proxy is solicited by the Board of Directors of New Mexico and Arizona Land Company, an Arizona corporation (the "Company" or "NZ"), for use at the 1998 Annual Meeting of Shareholders to be held on May 8, 1998 (the "1998 Annual Meeting"). If the accompanying proxy is signed and returned, the shares represented thereby will be voted in accordance with any directions on the proxy. If a proxy does not specify how the shares represented thereby are to be voted in connection with the matters listed thereon, it is intended that it will be voted for the matters listed on the accompanying proxy. A shareholder may revoke the proxy at any time prior to the voting thereof by giving due notice of such revocation to the Company, by executing and duly delivering a subsequent proxy, or by attending the 1998 Annual Meeting. This Proxy Statement, the accompanying proxy, and the Company's 1998 Annual Report were mailed on or about April 15, 1998 to the shareholders of record on the record date of March 27, 1998.

     Annual Meeting. As of the date of this Proxy Statement, the Company knows of no matters to be brought before the 1998 Annual Meeting other than those referred to in the accompanying notice of the 1998 Annual Meeting. If other matters are properly presented, however, the proxy holders, Mr. Renneckar and Mr. Stolworthy, will have discretion to vote thereon according to their best judgment.

     Record Date. The Board of Directors has fixed the close of business on March 27, 1998 as the record date for the determination of shareholders entitled to notice of the 1998 Annual Meeting, and to vote at it and any adjournment thereof. On the record date, there were 3,847,982 shares of the Company's common stock ("Common Stock") outstanding. The Company has no class or series of capital stock outstanding other than the Common Stock.

     Proxy Solicitation. The Company will bear the cost of proxy solicitation for the 1998 Annual Meeting. In addition to solicitation by mail, certain directors, officers, and regular employees of the Company may, without compensation other than their regular salaries and fees, solicit proxies personally, by telephone, or electronically. The Company will reimburse brokerage firms and others for expenses in forwarding solicitation material to beneficial owners.

     Voting. Except with respect to the election of directors, each share is entitled to one vote upon each matter presented for action. The presence in person or by proxy of a majority of the outstanding shares entitled to vote is required to constitute a quorum at the 1998 Annual Meeting. The affirmative vote of a majority of the shares then represented at the meeting and entitled to vote will constitute the act of the shareholders. Abstentions are counted as "shares present" for purposes of determining the presence of a quorum, and have the effect of a vote "against" any matter as to which they are specified. Broker non-votes with respect to any matter are not considered "shares present" and will not affect the outcome of the vote on such matter. With respect to the election of directors, shareholders have cumulative voting rights in the election of directors: each shareholder is entitled to vote the number of shares owned for as many persons as there may be directors to be elected; or the shareholder may cumulate the shares and give one nominee all of the shareholder's votes, multiplied by the number of directors to be elected; or the shareholder may distribute votes among as many nominees as he or she thinks fit to serve. The enclosed proxy does not seek discretionary authority to cumulate votes in the election of directors.

     Revocability of Proxies. Any person giving a proxy may revoke the proxy at any time before its use by delivering to the Company a duly executed proxy bearing a later date or by attending the 1998 Annual Meeting and voting in person.

     Annual Report and Other Matters. The Company's 1997 Annual Report to Shareholders, which was mailed to shareholders with or preceding this Proxy Statement, contains financial and other information about the affairs of the Company, and includes a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1997 as filed with the United States Securities and Exchange Commission. Neither the 1997 Annual Report to Shareholders nor the Annual Report on Form 10-K forms a part of this Proxy Statement and is not to be considered a part of the Company's proxy soliciting materials. Upon request, the Company will provide to each shareholder a copy of any exhibits listed in the Annual Report on Form 10-K at the actual expense incurred by the Company in furnishing the copy. Any such requests should be directed to the Company's Secretary at the Company's executive offices.

         VOTING SECURITIES, PRINCIPAL HOLDERS, AND MANAGEMENT OWNERSHIP

     On March 27, 1998, there were 3,847,982 shares of Common Stock outstanding; the Company has issued no other category of stock. The following table sets forth beneficial ownership of Common Stock of the Company as of March 27, 1998, with respect to each shareholder known by the Company to be the beneficial owner of more than five percent of its outstanding Common Stock, by each director and nominee for director, by each executive officer and by all directors and executive officers as a group.

                                                                               PERCENT OF
                                                               NUMBER OF         COMMON
                                                                 SHARES          STOCK
BENEFICIAL OWNER                                              BENEFICIALLY    BENEFICIALLY
DIRECTORS AND EXECUTIVE OFFICERS                                OWNED(1)         OWNED
--------------------------------                              ------------    ------------
R. Randy Stolworthy.........................................      10,000             *
  President and Chief Executive Officer
John C. Lucking.............................................       5,047             *
  Director
William A. Pope.............................................      15,995(2)          *
  Director
Arnold L. Putterman.........................................      35,990(3)          *
  Director
Stephen E. Renneckar........................................       3,183             *
  Chairman of the Board
Ronald E. Strasburger.......................................       2,784             *
  Director
Joe D. Sphar................................................       5,882             *
  Vice President -- Minerals and Assistant Corporate
  Secretary
Richard A. Wessman..........................................       3,508             *
  Director
Directors and Executive Officers as a group (8 persons).....      81,189          2.11%
5% SHAREHOLDERS
-----------------
Sun NZ L.L.C.(4)............................................   1,658,658(5)      43.10%
R. R. Hensler, Inc.(6)......................................     531,714         13.82%
Dimensional Fund Advisors Inc.(7)...........................     201,840          5.25%

---------------
 *  Less than 1% of outstanding shares of Common Stock

(1) The numbers of shares shown and corresponding percentages shown include shares owned of record by the listed person's minor children and spouse and by other related individuals and entities over whose shares such person has custody, voting control, or power of disposition. There are no shares of Common Stock which any of the persons or entities listed above have a right to acquire within 60 days of March 27, 1998. Unless otherwise stated in the following footnotes, each person's address is c/o the Company, 3033 North 44th Street, Suite 270, Phoenix, Arizona 85018.

(2) This amount includes 2,310 shares that Mr. Pope holds as custodian for his children and 11,300 shares that Mr. Pope holds indirectly through Sterling Pacific Assets, Inc., which he controls. In addition,

    Mr. Pope, as the appointed nominee of Sun NZ L.L.C. ("Sun NZ"), may be deemed to have shared voting and dispositive power with respect to the 1,658,658 shares owned by Sun NZ L.L.C. Mr. Pope disclaims beneficial ownership of the Sun NZ shares. Mr. Pope's address is c/o SunChase Holdings, Inc., 2525 East Camelback Road, Suite 888, Phoenix, Arizona 85016.

(3) Mr. Putterman may be deemed to own beneficially an additional 40,013 shares of Common Stock held by relatives of Mr. Putterman as well as 5,582 shares owned by Somers Manor Nursing Home of which Mr. Putterman is an officer. Mr. Putterman disclaims beneficial ownership of such shares.

(4) Sun NZ, an Arizona limited liability company, has shared voting and dispositive power over 1,658,658 shares of the Company's Common Stock. Sun NZ is managed by Sun NMA, Inc., an Arizona corporation. William A. Pope, a Director of the Company, serves as President of Sun NMA, Inc. By virtue of their status as a managing member of Sun NZ and president of the managing member, Sun NMA, Inc. and Mr. Pope, respectively, share with Sun NZ voting and dispositive power of the 1,658,658 shares of Common Stock owned by Sun NZ. The information contained in this footnote was obtained from a Schedule 13D dated April 24, 1994, filed by Sun NZ with the Securities and Exchange Commission. The address of Sun NZ L.L.C. is 2525 E. Camelback Road, Suite 888, Phoenix, Arizona 85016.

(5) Sun NZ owns 1,658,658 shares of the outstanding Common Stock of the Company. Pursuant to a Loan Agreement between Sun NZ and Bank One, Arizona, NA ("Bank One"), Sun NZ pledged to Bank One 791,000 shares of the Company's Common Stock owned by Sun NZ.

(6) R. R. Hensler, Inc., an Arizona corporation, owns 531,714 shares of the outstanding Common Stock of the Company. R. R. Hensler, Inc. acquired the shares on November 7, 1997 as a part of the consideration paid by the Company for certain assets of RRH Financial. The address of R.R. Hensler, Inc. is 6262 North Swan, Suite 190, Tucson, Arizona 85718.

(7) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 201,840 shares of Common Stock of the Company as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group, Inc. , a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional Fund Advisors, Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The information contained in this footnote was obtained from a
    Schedule 13G dated February 9, 1998, filed by Dimensional Fund Advisors Inc. with the Securities Exchange Commission. The address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On April 22, 1997, the Company purchased for $2.8 million cash an industrial park consisting of one partially leased 31,077 square foot multi-tenant industrial building on 7.1 acres of land in Tempe, Arizona. The Company purchased the property from R. Randy Stolworthy, who was Executive Vice President of the Company at the time. The purchase price was based upon an MAI appraisal that was prepared for the Company by an independent appraiser. The property had been identified by the Company as a potential acquisition property in late 1996.

                               AGENDA ITEM NO. 1
                             ELECTION OF DIRECTORS

     The Board of Directors is comprised of seven directors, each serving a two-year term. Directors are denominated Class A Directors, whose term expires in odd-numbered years, and Class B Directors, whose term expires in even-numbered years. At the 1998 Annual Meeting, four Class B Directors are to be elected.

                    NOMINEES FOR TERMS AS CLASS B DIRECTORS

                   TERMS TO EXPIRE AT THE 1998 ANNUAL MEETING

     The following individuals have been nominated as Class B Directors, with terms expiring at the Company's 2000 Annual Meeting of Shareholders or until such Directors' successors are duly elected and qualified. Unless shareholders withhold authority, their proxies will be voted for the election of these nominees. If any nominee is unable to serve at the time of the meeting (which is not anticipated), the proxies will be voted for a substitute nominee designated by the Board of Directors. The Board recommends a vote for this Agenda Item electing the nominees to serve as Class B Directors of the Company.

                                                                                                 SHARES
                                                                                                  OWNED
                                                                                      DIRECTOR     AT
           NAME AND AGE                                                                SINCE     3/27/98
           ------------                                                               --------   -------
Arnold L. Putterman, 59...........  Mr. Putterman is an attorney in private practice    1988     35,990
                                    in New York City. In addition, since 1970, Mr.
                                    Putterman has been a partner of SNF Management
                                    Services. SNF Management Services is involved in
                                    the development and management of health
                                    facilities and commercial real estate.
Stephen E. Renneckar, 53..........  Since October 1992, Mr. Renneckar served as Vice    1994      3,183
                                    President and General Counsel of SunChase
                                    Holdings, Inc., which is engaged in the business
                                    of acquiring, developing, managing, and
                                    marketing residential and commercial properties
                                    in the United States and wood products, fiber
                                    optic cable, and computer software in the United
                                    States and abroad. Prior to joining SunChase
                                    Holdings, Inc., Mr. Renneckar was a partner with
                                    the law firm of O'Connor Cavanagh in Tucson,
                                    Arizona.
R. Randy Stolworthy, 41...........  Since November 1997, Mr. Stolworthy has been           *     10,000
                                    President and CEO of the Company. He joined the
                                    Company in February, 1997 as Executive Vice
                                    President and COO. From 1992 to 1997, he founded
                                    and managed R.R. Stolworthy, Inc., a real estate
                                    investment and development Company in Phoenix.
                                    From 1987 to 1992, he co-founded and was
                                    President of Voicelink Data Services, a credit
                                    and marketing service company in Redmond,
                                    Washington. Prior to 1987, he was a General
                                    Partner in FBS Venture Capital Company and
                                    manager of the Seattle office and portfolio.
Richard A. Wessman, 55............  Since January 1993, Mr. Wessman has been            1994      3,508
                                    President of Sterling Pacific Assets, Inc., a
                                    property and financial management company. From
                                    October 1978 to April 1992, he was a partner in
                                    the accounting firm of Ernst & Young. Mr.
                                    Wessman served as CFO of CSY Investments from
                                    May 1992 until December 1992.

---------------
* New Nominee

                   CONTINUING IN OFFICE AS CLASS A DIRECTORS

                   TERMS TO EXPIRE AT THE 1999 ANNUAL MEETING

                                                                                                 SHARES
                                                                                                  OWNED
                                                                                      DIRECTOR     AT
           NAME AND AGE                                                                SINCE     3/27/98
           ------------                                                               --------   -------
William A. Pope, 42...............  Mr. Pope served President and Chief Executive       1995     15,995
                                    Officer of the Company from June 1994 until
                                    November 1997. Since 1993, Mr. Pope has served
                                    as President and Chief Executive Officer of
                                    SunChase Holdings, Inc. and its affiliated
                                    companies. Prior to 1993, Mr. Pope served as
                                    Executive Vice President and Chief Operating
                                    Officer of SunChase Holdings, Inc. and its
                                    affiliated companies. SunChase Holdings, Inc. is
                                    engaged in the business of acquiring,
                                    developing, managing, and marketing residential
                                    and commercial properties in the United States
                                    and wood products, fiber optic cable, and
                                    computer software in the United States and
                                    abroad.
John C. Lucking, 54...............  Since 1995, Mr. Lucking has been self-employed      1993      5,047
                                    as an Economist for Econ-Line, which provides
                                    economic consulting services. From 1984 to 1994,
                                    Mr. Lucking served as an Economist for Bank One,
                                    Arizona. Mr. Lucking also serves as a Trustee of
                                    the Tax Free Trust of Arizona (Mutual Fund of
                                    Arizona Municipal Bonds).
Ronald E. Strasburger, 59.........  Since 1993, Mr. Strasburger has been employed by    1994      2,784
                                    Sterling Pacific Management Services, Inc.
                                    (SPMS), which is in the business of portfolio
                                    purchases and sales. He has served as President
                                    of SPMS since January 20, 1997. From 1991 to
                                    1993, he was self-employed as a consultant for
                                    the review, negotiation, and disposition of
                                    complex portfolios for various institutions
                                    after being employed by the Resolution Trust
                                    Corporation from 1990 to 1991.

                    MEETINGS OF THE BOARD AND ITS COMMITTEES

     The Company's Board of Directors met seven times in 1997, and all members attended 75% or more of those meetings and the meetings of the committees to which they are assigned. Members of the Audit; Compensation and Nominating; and Executive Committees are listed below.

     Audit. This committee met twice in 1997, and is composed of Arnold L. Putterman and Richard A. Wessman (Chairman). The committee reviews with the Company's independent public accountants the annual audit plan, the scope and results of the audit, and internal control procedures.

     Compensation and Nominating. This committee met six times in 1997, and is composed of John C. Lucking (Chairman), Stephen E. Renneckar, and Ronald E. Strasburger. The committee administers the Company's salary, bonus, stock incentive plan and restricted stock plans. It also recommends nominees to fill vacancies on the Board of Directors. Recommendations for nominees to the Board of Directors may be sent to the Chairman of the Compensation and Nominating Committee, in care of the Company's Corporate Secretary.

     Executive. This committee met once in 1997. It is composed of John C. Lucking, Stephen E. Renneckar (Chairman), and Richard A. Wessman. It is empowered to act in the absence of, but as limited by, the Board of Directors.

                          DIRECTORS FEES AND EXPENSES

     Board members are reimbursed for expenses incurred while attending meetings and are paid the following compensation each year.

DIRECTOR FEES:

Annual retainer:       $6,000
Board meetings:        $700 for each meeting attended
                       $500 for each meeting attended, payable only to nonemployee
Committee meetings:    directors
                       $300 for each meeting attended, payable only to nonemployee
Telephone meetings:    directors

DIRECTOR BONUS:

     On December 31, 1997, the Company issued to each director as bonus compensation (a) 350 shares of the Company's Common Stock, valued at $14.625 per share, the closing price of the Company's Common Stock on the American Stock Exchange on December 31, 1997, and (b) $2,047.50. In addition to this director bonus, Mr. Pope received a bonus of $30,000 reflecting his contribution to the Company as CEO during most of 1997 and Mr. Renneckar received a bonus of $25,000 for his service as Chairman of the Board of Directors.

     There are no other arrangements or agreements between the Company and any Board member.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation awarded to or paid by the Company and its subsidiaries to the Chief Executive Officer (CEO) and other executive officers (collectively with the CEO, the "Named Officers") of the Company whose aggregate cash compensation exceeded $100,000 during the last fiscal year:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                             ANNUAL COMPENSATION               ------------
                                 -------------------------------------------    SECURITIES
                                                                   OTHER        UNDERLYING
                                 FISCAL                            ANNUAL        OPTIONS/      ALL OTHER
     NAME AND POSITION(1)         YEAR     SALARY     BONUS     COMPENSATION     SARS(3)      COMPENSATION
     --------------------        ------   --------   --------   ------------   ------------   ------------
R. Randy Stolworthy............   1997    $124,431   $      0     $      0       250,000        $     0
  President & Chief Executive
  Officer(2)
William A. Pope................   1997    $      0   $ 30,000     $      0             0        $15,266(4)
  President & Chief               1996      20,000    120,000            0             0         21,925
  Executive Officer from June     1995      20,000     80,000            0             0         18,025
  1994 to November 1997(4)

---------------

(1) There are no other executive officers of the Company whose total annual salary and bonus for the 1997 fiscal year exceeded $100,000.

(2) As of November 7, 1997, Mr. Stolworthy was named President and CEO, replacing William A. Pope, who continues as a Board member. Mr. Stolworthy was Executive Vice President and Chief Operating Officer of the Company from February 19, 1997 until November 7, 1997.

(3) The Company's Board of Directors approved a stock incentive plan in 1997 and reserved 500,000 shares for issuance under the plan. Mr. Stolworthy was awarded 250,000 shares under the plan, with vesting to occur at five different exercise prices over the next five years. All exercise prices were above the market price, as reported by the American Stock Exchange, at the time of award. See the table below, "OPTION GRANTS IN FISCAL YEAR 1997" for details of the stock option grants.

(4) Mr. Pope received $8,100 as fees for serving on the Board of Directors in fiscal year 1997. In addition, on December 31, 1997, Mr. Pope received, as bonus compensation for his service on the Board of Directors, $2,047.50 in cash and 350 shares of Common Stock, valued at $14.625 per share, the closing price of the Common Stock on the American Stock Exchange on December 31, 1997. See "Directors Fees and Expenses." Mr. Pope is not a participant in the Company's 401(k) Plan.

     Option Grants. The following table sets forth certain information regarding the grant and exercise of options to the Named Officers in 1997.

                       OPTION GRANTS IN FISCAL YEAR 1997

                                                                                               POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED ANNUAL
                                                                                                RATE OF STOCK PRICE
                                                                                                 APPRECIATION FOR
                                                 INDIVIDUAL GRANTS                                OPTION TERM(2)
                        -------------------------------------------------------------------   -----------------------
                                       PERCENT OF
                        NUMBER OF         TOTAL
                        SECURITIES       OPTIONS
                        UNDERLYING       GRANTED
                         OPTIONS     TO EMPLOYEES IN    EXERCISE OR BASE
         NAME            GRANTED       FISCAL YEAR     PRICE ($/SHARE)(1)   EXPIRATION DATE     5%($)       10%($)
         ----           ----------   ---------------   ------------------   ---------------   ---------   -----------
R. Randy Stolworthy...    50,000           20%          $15.00 to $23.60       2/19/2008      $203,672    $  879,888
                          50,000           20%          $15.00 to $23.60       2/19/2009      $255,512    $1,063,693
                          50,000           20%          $15.00 to $23.60       2/19/2010      $315,932    $1,265,352
                          50,000           20%          $15.00 to $23.60       2/19/2011      $379,374    $1,487,177
                          50,000           20%          $15.00 to $23.60       2/19/2012      $445,988    $1,731,185
William A. Pope.......         0            0                         --              --      $      0    $        0

---------------

(1) Represents options to purchase shares of Common Stock granted under the Company's 1997 Stock Incentive Plan. The exercise prices of such options were at least 100% of fair market value on the date the option was granted. Mr. Stolworthy was awarded 250,000 shares in increments of 50,000 shares each, at the initial exercise price of $15.00 per share; the exercise price of each consecutive 50,000 share option is to be increased by 12%, i.e. $15.00, $16.80, $18.82, $21.07 and $23.60. One fifth of the shares in each price category will become vested at the first anniversary of Mr. Stolworthy's joining the Company; ten thousand shares of each price category will become vested on each of the succeeding four anniversaries; the option term extends for ten years after the shares are vested.

(2) This disclosure is provided pursuant to Item 402(c) of Regulation S-K and assumes that the actual stock price appreciation over the maximum remaining ten year option terms will be at the assumed 5% and 10% levels.

     The following table sets forth certain information regarding the exercise and values of options held by the Named Officers as of December 31, 1997.

                 AGGREGATED OPTION EXERCISES AND OPTION VALUES
                            AS OF DECEMBER 31, 1997

                                                                 NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                UNDERLYING UNEXERCISED           IN-THE-MONEY
                                                                      OPTIONS AT                  OPTIONS AT
                         SHARES ACQUIRED ON                        DECEMBER 31, 1997         DECEMBER 31, 1997(1)
         NAME               EXERCISE(#)       VALUE REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
         ----            ------------------   --------------   -------------------------   -------------------------
R. Randy Stolworthy....          0                  $0         0/250,000                             $0/$0
William A. Pope........          0                  $0         0/0                                   $0/$0

---------------

(1) All the exercisable options were exercisable at a price greater than the last reported sale price of the Common Stock ($14.625) on the American Stock Exchange on December 31, 1997.

     Employment Agreements. The Company has not entered into written employment agreements with any of the Named Officers

     Compensation Committee Interlocks. Messrs. Lucking, Renneckar and Strasburger served as members of the Compensation and Nominating Committee during the 1997 fiscal year. None of these directors held any executive officer position or other employment with the Company prior to or during such service nor did any executive officer of the Company serve on any other Company's compensation committee.

     New Mexico and Arizona Land Company Defined Benefit Plan. The Company's Defined Benefit Plan, which was "frozen" on December 31, 1996. The Retirement Plan Administrative Committee of the Board of Directors is responsible for overseeing the distribution of the assets of the plan according to existing ERISA regulations. The Retirement Committee consists of Ronald E. Strasburger (Chairman) and R. Randy Stolworthy.

                     COMPENSATION AND NOMINATING COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation and Nominating Committee is composed of John C. Lucking, Stephen E. Renneckar, and Ronald E. Strasburger. The members of the Compensation and Nominating Committee are not employees of the Company. The Committee's report is as follows:

     The Compensation and Nominating Committee reviews and determines the amount of compensation paid to the Company's executive officers. The Compensation Committee advised the Board of Directors that the compensation levels for the Company's executive officers during fiscal 1997 did not bear a specific relationship to the Company's performance. Rather, executive compensation was set at levels designed to retain the Company's executive officers and the Compensation and Nominating Committee's assessment of the performance of the officer and the Company, respectively, is subjective and not subject to specific criteria.

                                          New Mexico and Arizona Land Company
                                          Compensation and Nominating Committee:

                                          John C. Lucking (Chairman)
                                          Stephen E. Renneckar
                                          Ronald E. Strasburger

Dated: March 12, 1998

                         STOCK PRICE PERFORMANCE GRAPH

     The following compares the total return on the Company's Common Stock for the period December 31, 1992 through December 31, 1997 with the cumulative total return on the AMEX Composite Index, an industry index composed of SIC Code 651:
Real Estate Operators and Lessors and an industry index composed of SIC Code 615: Business Credit Institutions. The comparison assumes that $100 was invested on December 31, 1992 in the Company's Common Stock and in each of the comparison indices, and assumes reinvestment of dividends.

                               FISCAL YEAR ENDING

                                  1992     1993     1994     1995      1996      1997
                                  ----    ------   ------    -----     ------    ------
New Mexico & Arizona Land Co.      100    104.35    91.30    139.13    148.27    205.21

Business Credit Industry Index     100     97.20    87.51    135.75    191.57    272.16

Real Estate Industry Index         100    120.36   113.75    130.52    189.55    226.80

Amex Composite Index               100    118.81   104.95    135.28    142.74    171.76



                               AGENDA ITEM NO. 2:
              APPROVAL OF THE COMPANY'S 1997 STOCK INCENTIVE PLAN

     On October 27, 1997, the Board of Directors approved the New Mexico and Arizona Land Company 1997 Stock Incentive Plan (the "Plan"), and directed that the Plan be submitted to the Company's shareholders for their approval at the 1998 Annual Meeting.

     The Plan is intended to promote the interest of the Company by providing Directors, officers and other key employees of the Company and its subsidiaries with the opportunity to acquire an equity interest in the Company. The Board of Directors believes that providing such persons with an equity interest in the Company will assure a closer identification of their interests with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company.

GENERAL DESCRIPTION OF THE PLAN

     The Plan provides for the award of various stock-based incentives, and is intended to provide the Board with maximum flexibility regarding the type of incentives that may be awarded consistent with the purpose of the Plan. The Plan provides that the following types of awards (collectively, "Awards") may be granted under the Plan: stock appreciation rights ("SARs"); incentive stock options ("ISOs"); non-qualified stock options ("NQSOs"); restricted stock awards; unrestricted stock awards; and performance share awards which entitle recipients to acquire shares upon the attainment of specified performance goals. ISOs are intended to meet the requirements of Section 422 of the Internal Revenue Code of 1984, as amended (the "Tax Code"), and accordingly may be granted only to eligible participants who are employees of the Company or a subsidiary of the Company. Other Awards may be granted to all persons eligible to participate in the Plan, including non-employee directors of the Company.

     Under the Plan, Awards may be granted with respect to a maximum of 500,000 shares of the Company's Common Stock, subject to adjustment in connection with certain events such as a stock split, merger or other recapitalization of the Company. The Plan is administered by the Board of Directors, which may delegate administrative responsibility to the Compensation and Nominating Committee of the Board (herein, the administrator of the Plan is referred to as the "Committee"). The Committee determines, within the provisions of the Plan, the type of Awards and the terms thereof that will be awarded to eligible participants. As discussed below under "Stock Options", NQSOs are automatically granted to Directors each year under the Plan.

     Stock Appreciation Rights. Each SAR granted under the Plan entitles the holder to receive a payment having an aggregate value equal to the product of the excess of (A) the Fair Market Value (i.e., the last reported sale price of the Company's Common Stock on the relevant date) of a specified number of shares of the Company's Common Stock on the exercise date over (B) the Fair Market Value on the grant date of such shares. The Committee may fix the waiting periods and exercise dates of SARs.

     Stock Options. Stock options granted under the Plan may be either ISOs or NQSOs, and any stock option granted under the Plan which for any reason fails to qualify as an ISO will be a NQSO. The Committee shall determine the persons to whom stock options shall be granted from time to time, the number of shares of Common Stock subject to each option granted, and the terms of each such option. Pursuant to the Plan, options shall not be granted at an exercise price that is less that 100% of the Fair Market Value of the Company's Common Stock on the date of grant of the option (or not less than 110% of such Fair Market Value if granted to any employee who owns more than 10% of the combined voting power of all classes of the Company's voting stock). ISOs may be exercisable for a term not exceeding ten years from the date of grant. Stock options granted under the Plan shall become vested and exercisable at such times as shall be determined by the Committee at or after the date of grant, and the Committee may accelerate the vesting period of all or any portion of an option. Prior to the exercise of an option, the optionee has no rights as a shareholder with respect to shares subject to the option.

     Under the Plan, NQSOs will be awarded automatically to Directors on the fifth business day after each annual meeting of the Company's shareholders. The number of shares granted each year shall be determined by the Board of Directors based upon the overall performance of the Company during the preceding year. The exercise price of such options shall be the Fair Market Value of the Company's Common Stock on the date of grant. Options automatically granted to Directors shall vest and become exercisable one year after their grant date, and shall expire on the tenth anniversary of their grant date.

     Options granted under the Plan shall not be transferable by the optionee other than by will or the laws of descent and distribution, and during the optionee's lifetime may be exercised only by the optionee. The Committee has the power to permit an optionee to transfer NQSOs to members of the optionee's immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only beneficiaries, if the transferee agrees to be bound by all of the terms and conditions of the Plan and any applicable option agreement.

     Restricted Stock Awards. Under the Plan, a Restricted Stock Award is an award entitling the recipient to acquire, at such price as is determined by the Committee, shares of the Company's Common Stock subject to such restrictions and conditions as the Committee may determine at the time of grant. Conditions may be based on continuing employment and/or achievement of pre-established performance goals and objectives.

     Upon execution of a written instrument setting forth the terms of the Restricted Stock Award, and paying the applicable purchase price, if any, a participant shall have the rights of a shareholder with respect to the voting of the Restricted Stock, subject to the conditions contained in such written instrument. Unless the Committee shall otherwise determine, certificates evidencing the Restricted Stock Award shall remain in the possession of the Company until the Restricted Stock Award is vested. Restricted Stock may not be sold or otherwise transferred except as may be specifically permitted in the written instrument evidencing the Award. If the recipient's employment with the Company terminates for any reason before the Restricted Stock Award has vested, the Company may repurchase Restricted Stock at its purchase price. The Committee at the time of grant shall determine the date or dates, and/or the performance goals, objectives and other conditions upon which the restrictions (including non-transferability and the Company's right to repurchase the Restricted Stock) shall lapse.

     Unrestricted Stock Awards. The Committee may, in its sole discretion, grant or sell shares of the Company's Common Stock (at a purchase price not less than 90% of the Fair Market Value of the Company's Common Stock on the date of such grant or sale) as an Unrestricted Stock Award to any person eligible to participate in the Plan, pursuant to which the participant may receive shares of Common Stock free of any restrictions under the Plan. A Plan participant shall have the right to request that the Committee grant an Unrestricted Stock Award in lieu of cash compensation otherwise due such participant, either currently or on a deferred basis.

     Performance Share Awards. A Performance Share Award is an Award entitling the recipient to acquire shares of the Company's Common Stock upon the attainment of specified performance goals. The Committee shall determine whether and to whom Performance Share Awards shall be made, the performance goals applicable under such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to awarded Performance Shares. A participant receiving Performance Shares shall have the rights of a shareholder only as to shares actually received by the participant under the Plan and not with respect to shares subject to the Award but not actually received. Except as may otherwise be provided by the Committee at any time prior to the termination of employment, a participant's rights in all Performance Share Awards shall automatically terminate upon the participant's termination of employment with the Company and its subsidiaries for any reason.

     Performance Based Awards. The Plan provides the Committee the ability to qualify certain Awards under the Plan as "performance-based compensation" within the meaning of Section 162(m) of the Tax Code. Section 162(m) generally allows a tax deduction to the Company for compensation in excess of $1 million paid in any one year to its chief executive officer and four other most highly compensated executive officers only if such compensation qualifies as "performance-based compensation." Furthermore, in accordance with Section 162(m), the maximum Performance-Based Award (i.e., those intended to qualify as "performance-based compensation") payable to any one participant under the Plan for a Performance Period is 400,000 shares.

     Other Plan Provisions. The Plan, if approved by the shareholders, shall remain in effect until such time as it is terminated by the Board of Directors, provided that no ISOs may be granted under the Plan after August 31, 2007. The proceeds of the sale of shares of the Company's Common Stock under the Plan shall be used by the Company for its general corporate purposes. Upon a Change of Control, each stock option outstanding under the Plan shall automatically become fully vested and exercisable, unless the Committee otherwise shall expressly provide at the time of grant, and each Restricted Stock Award and Performance Share Award shall be subject to such terms, if any, as have been provided by the Committee in connection with such Award. As defined in the Plan, a Change of Control shall be deemed to have occurred if (i) any person (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person holding securities under any employee benefit plan of the Company or any subsidiary) together with all affiliates and associates of such person shall become the beneficial owner of securities of the Company representing more than 40% of either the combined voting power of the outstanding securities of the company or the then outstanding shares of the Company's capital stock (in either case, other than as a result of an acquisition of securities directly from the Company); (ii) persons who, on the date of the 1998 Annual Meeting ("Incumbent Directors"), constitute the Company's Board of Directors cease for any reason to constitute at least a majority of the Board; provided that a person who becomes a Director and whose nomination for election was approved by at least a majority of the Incumbent Directors, shall be considered an Incumbent Director; or (iii) the shareholders of the Company shall approve (A) any consolidation or merger of the Company or any subsidiary of the Company where the Company's shareholders immediately prior to the consolidation or merger would not, immediately after the consolidation or merger, beneficially own shares representing in the aggregate 50% or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger, (B) any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; or (C) any plan or proposal for the liquidation or dissolution of the Company.

     The Board may at any time amend or discontinue the Plan and may, at any time, amend or cancel any outstanding Award (or provide substitute Awards at the same or reduced exercise or purchase price or with no exercise or purchase price in a manner not inconsistent with he terms of the Plan, but such price, if any, must satisfy all the requirements which would apply to the substitute or amended Award if it were then initially granted under the Plan) for the purpose of satisfying changes in the law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder's consent. If and to the extent determined by the Committee to be required by the Tax Code to ensure that ISOs granted under the Plan are qualified under Section 422 of the Tax Code, Plan amendments shall be subject to approval by the Company's shareholders entitled to vote at a meeting of shareholders.

     As of the date of this Proxy Statement, the Committee has granted to R. Randy Stolworthy, the Company's President and Chief Executive Officer, options under the Plan to purchase up to 250,000 shares of the Company's Common Stock. Such option has been divided into five equal exercise price category units of 50,000 shares for exercise price purposes, with the first unit being exercisable at $15 per share, with the exercise price of each subsequent unit being increased by 12% (i.e., at exercise prices of $16.80, $18.82, $21.07 and $23.60). One fifth of the shares in each price category unit vested and became exercisable on February 19,1998 and an additional one-fifth will invest on each of the four subsequent anniversaries of that date. As of the date of this Proxy Statement, approximately eleven persons were eligible to participate in the Plan. In the event shareholder approval of the Plan is not obtained at the 1998 Annual Meeting (or thereafter, prior to October 27, 1998), the Plan provides that any Awards previously made shall be automatically canceled without further act.

REASONS FOR ADOPTION OF THE PLAN

     The Board of Directors believes that the approval of the Plan will promote the welfare of the Company and its shareholders generally. The Board believes that the Plan will aid the Company in attracting and retaining non-employee directors, officers and key employees, and motivating such persons to exercise their best efforts on behalf of the Company. In addition, the Board believes that the Plan will further strengthen the identity of interests of the Company's directors, officers and key employees with those of the shareholders.

  Federal Income Tax Consequences for Awards

     Non-Qualified Stock Options. The Plan is not a "qualified plan" as defined in Section 401(a) of the Tax Code. NQSOs do not quality as "incentive stock options" under Section 422 of the Tax Code.

     An Optionee does not realize any compensation income upon the grant of an NQSO, and the Company may not take a tax deduction at the time of the grant. Upon exercise of an NQSO, an optionee realizes and must report as compensation income an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price. The Company is entitled to take a deduction at the same time and in the same amount as the optionee reports as compensation income, provided the Company withholds federal income tax in accordance with the Tax Code and applicable Treasury regulations.

     Special rules apply with respect to shares of Common Stock transferred directly to or acquired upon exercise of an NQSO by an individual (officers, directors or 10% stockholders of the Company) who is subject to the "short-swing" provisions of the Securities Exchange Act of 1934, as amended (an "Insider"). With respect to Common Stock acquired by an Insider, the later of the exercise date and the date ending six months after the date of exercise with regard to shares of Common Stock subject to the NQSO is generally the relevant date for establishing the Insider's recognition of compensation income, the amount of such compensation income (and the Company's corresponding deduction), the Insider's basis in the shares of Common Stock acquired and the start of the holding period of such shares of Common Stock for tax purposes. An Insider may elect under Section 83(b) of the Tax Code to include in income the difference between the value of the Common Stock at exercise and the exercise price. Furthermore, the Company's deduction for shares of Common Stock transferred directly to an optionee are conditioned upon satisfying the withholding requirements of the Tax Code and applicable Treasury Regulations.

     When an optionee disposes of the shares of Common Stock received upon exercise of an NQSO, he or she will realize capital gain income if the amount realized on the sale exceeds the optionee's basis in the shares. If the optionee's basis in the shares exceeds the amount realized on the sale, the optionee will realize a capital loss. A disposition of shares of Common Stock which results in net capital gain will be taxed at the ordinary income rate. Capital losses will be deductible for individuals to the extent of capital gains plus an amount not exceeding $3,000 ($1,500 for married individuals filing separately). There is no tax impact to the Company upon the sale of shares by an optionee. The optionee's basis in the optioned shares will be equal to the exercise price.

     Incentive Stock Options. ISOs granted under the Plan qualify under Section 422 of the Tax Code for special tax treatment. Neither the grant of the ISO nor the exercise of the ISO by an optionee will result in income to the optionee. The ultimate sale or other disposition by the optionee of the shares obtained upon exercise of the ISO will result in capital gain or loss equal to the difference between the fair market value on the date of sale and the exercise price. The Company will not have a deduction with regard to the ISO at the time of the grant, the exercise or the ultimate sale of the shares. Notwithstanding the foregoing, if an optionee sells or disposes of the shares prior to two years after the date of the grant of the ISO or one year after the date of the exercise, the optionee will recognize compensation income on the sale to the extent the value on the date of exercise exceeds price. The excess of the amount received on the sale over the value on the date of exercise will be capital gain. In the case of such a premature disposition of shares, the Company may deduct the amount of income recognized as compensation income. A person entitled to exercise the ISO after the death of an option may sell stock obtained on the exercise of an ISO at any time without regard to the normal holding requirements.

     A disposition of shares which results in a net capital gain will be taxed at the ordinary income rate. If the stock is disposed of at a price less than the exercise price, the loss will be capital loss. At present, capital losses are deductible for individuals to the extent of capital gains plus an amount not exceeding $3,000 ($1,500 for married individuals filing separately).

     While the exercise of an ISO will not generate ordinary income at the time of exercise, it will result in a tax preference item to an optionee equal to the difference between the exercise price and the fair market value of the stock on the date of exercise for purposes of the alternative minimum tax.

     Stock Appreciation Rights. The issuance of a Stock Appreciation Right in connection with an option, either an incentive stock option or a non-qualified stock option, or by itself will not result in taxable income to the employee. When the employee exercises the Stock Appreciation Right, the employee will recognize as compensation income an amount equal to the cash and fair market value of any shares received. The basis in any shares received becomes the amount treated as compensation income with respect to such shares. The Company is entitled to take a deduction equal to the compensation income of the employee, provided it complies with the federal income tax withholding requirements to the extent required by Section 83 of the Tax Code.

     Special rules apply to shares acquired upon the exercise (or the deemed exercise of) a Stock Appreciation Right by an Insider subject to the "short-swing profits" liability provisions of the Securities

Exchange Act of 1934, as amended. The date ending six months after the date of exercise (rather than the date of the exercise itself) is generally the relevant date for establishing the Insider's recognition of compensation income, the amount of compensation income (and the Company's corresponding deduction), the Insider's basis in the shares acquired and the start of the holding period of such shares for tax purposes. Alternatively, an Insider may elect under Section 83(b) of the Tax Code to treat the date of exercise as the relevant date.

     Restricted Stock and Unrestricted Awards. The transfer of Unrestricted Stock to a participant under the Plan will result in the receipt by the participant of taxable ordinary income in amount equal to the difference between the value of the stock received and the price paid therefore by the participant. The transfer of restricted stock to a participating employee under the Plan will not result in tax at the time of the transfer unless the employee makes an election under Section 83(b) of the Tax Code to include in income the difference between the value of the stock and the amount paid for the stock at the time of the transfer. If the employee elects not to make a Section 83(b) election, at the time the restriction lapses, the employee will have income equal to the difference between the fair market value on the date the restriction lapses and the amount paid for the shares. At that point, the Company is entitled to take a deduction equal to the compensation income of the employee, provided it complies with the federal income tax withholding requirements to the extent required by
Section 83 of the Tax Code.

     Special rules apply to shares acquired upon the receipt of restricted stock or other stock awards by an Insider subject to the "short-swing profits" liability provisions of the Securities Exchange Act. The date ending six months after the date of transfer (rather than the date of transfer itself) is generally the relevant date for establishing the Insider's recognition of compensation income, the amount of compensation income (and the Company's corresponding deduction), the Insider's basis in the shares acquired and the start of the holding period of such shares for tax purposes. Alternatively, an Insider may elect under Section 83(b) of the Tax Code to treat the date of exercise or transfer as the relevant date.

  Tax Withholding

     Subject to the approval of the Committee, the optionee may make an irrevocable election to have the Company withhold from those shares that would otherwise be received upon the exercise of an Award, a number of shares equal to the minimum amount necessary to satisfy the Company's federal, state, local and foreign tax withholding obligations and FICA and FUTA obligations with respect to the exercise of such Award by the Optionee. The value of the shares to be withheld is based on the fair market value of the Common Stock on the date that the amount of tax to be withheld is determined (the "Tax Date"). The Company shall be entitled if necessary or desirable to pay or withhold the amount of any tax attributable to the delivery of Common Stock under the Plan from other amounts payable to the optionee after giving the person entitled to receive such Common Stock notice as far in advance as practical, and the Company may defer making delivery of such Common Stock if any such tax may be pending unless and until indemnified to its satisfaction.

     In addition to the foregoing tax considerations, the exercise of an Award and the ultimate sale or other disposition of the shares of Common Stock acquired thereby will be in most cases be subject to state income taxation.

  Required Vote

     Approval of the amendment to the Plan requires the affirmative vote of a majority of shares of Common Stock of the Company present at the 1998 Annual Meeting in person or through proxy.

              THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
              APPROVAL OF THE COMPANY'S 1997 STOCK INCENTIVE PLAN.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's directors, officers, and persons owning more than 10% of a registered class of the Company's registered equity securities to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Based on its review of copies of such forms it received, the Company believes that during 1997 all applicable filing requirements were complied with.

                 SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     A proposal submitted by a shareholder and intended for inclusion in the proxy statement for the 1999 Annual Meeting of Shareholders must be received by the Corporate Secretary of the Company by January 15, 1999.

                       NEW MEXICO AND ARIZONA LAND COMPANY
                                   1998 PROXY

Solicited on behalf of the Board of Directors of New Mexico and Arizona Land Company. Directors recommend a vote "FOR" Agenda Items 1 and 2. The undersigned shareholder of New Mexico and Arizona Land Company hereby appoints Stephen E. Renneckar and R. Randy Stolworthy, or either of them, as proxies of the undersigned, each with power of substitution, at the 1998 Annual Meeting of Shareholders of the Company to be held in Phoenix, Arizona on Friday, May 8, 1998 at 9:30 a.m. and any adjournments thereof, to vote all common shares of the Company held or owned by the undersigned, as follows:

1. ELECTION OF CLASS B DIRECTORS: Arnold L. Putterman, Stephen E. Renneckar, R. Randy Stolworthy, Richard A. Wessman

____FOR all nominees (except as marked below)

____WITHHOLD AUTHORITY to vote for nominees

To withhold authority to vote for individual nominees, write those nominees' names immediately below:







2. APPROVAL OF THE 1997 STOCK INCENTIVE PLAN

____FOR approval of the 1997 Stock Incentive Plan

____ABSTAIN

____AGAINST approval of the 1997 Stock Incentive Plan

In their discretion, the Proxies are authorized to vote upon other business as may properly come before the meeting.

The proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" the Agenda Item stated. The right to revoke this proxy at any time before it is voted is reserved.

                                    Date:_______________________________________

                                    Signature:__________________________________

                                    Signature:__________________________________
                                             (Sign as shown. If held jointly,
                                             all holders should sign. If held in
                                             a certain capacity, so state.)